EXECUTION COPY

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 7th day of June, 2012, between Gordon DuGan (“Executive”) and Gramercy Capital Corp., a Maryland corporation (the “Employer”), to be effective as of July 1, 2012 (the “Effective Date”).

1.            Term. The term of this Agreement shall commence on the Effective Date and shall continue through, and terminate on, June 30, 2017 (the “Original Term”) unless earlier terminated as provided in Section 6 below. The Original Term shall automatically be extended for a single one (1) year period on the same terms as are set forth herein for the Original Term (the “Renewal Term”), unless either party gives the other party at least three (3) months written notice of non-renewal prior to the expiration of the Original Term, which notice shall constitute a Notice of Termination pursuant to Section 6(d) terminating Executive’s employment without Cause (if given by the Employer) or without Good Reason (if given by Executive) as of the end of the Original Term. The period of Executive’s employment hereunder consisting of the Original Term and the Renewal Term, if applicable, is herein referred to as the “Employment Period.”

2.            Employment and Duties.

(a)          Duties. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve as Chief Executive Officer (“CEO”) of the Employer and, for so long as so elected, as a voting member of the Board of Directors of the Employer (the “Board”). In his capacity as Chief Executive Officer, Executive’s duties and authority shall be those as would normally attach to Executive’s position as Chief Executive Officer, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, but in all events such duties shall be commensurate with his position as Chief Executive Officer of the Employer. Executive’s duties and authority shall be as further set forth by the Employer. The Board shall appoint Executive, effective as of the Effective Date, as a member of the Board to serve as a Class II director.

(b)          Best Efforts. Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Employer; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which Executive knows that another party involved in the investment has a business relationship with the Employer, Executive shall give prior written notice thereof to the Employer; (iii) serving as a member of the Advisory Board of India 2020, Limited; or (iv) serving as a member of the Board of Directors of a for-profit corporation with the approval of the Employer.

(c)          Travel. In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require. Executive shall be based in, or within 50 miles of, Manhattan.

3.            Compensation and Benefits. In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement, and the Employer shall have the obligations as set forth herein.

(a)          Base Salary. The Employer shall pay Executive a minimum annual salary at the rate of $750,000 per annum during the Employment Period (“Base Salary”). Base Salary shall be payable in periodic installments in accordance with the regular payroll practices of the Employer and shall be reviewed by the Employer at least annually.

(b)          Signing Bonus; Incentive Compensation Bonuses. In addition to Base Salary, during the Employment Period, Executive shall be eligible for and shall receive such discretionary annual bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance. Any bonuses awarded for a fiscal year shall be paid after the end of such fiscal year and on or before the 15th day of the third month of the following fiscal year (e.g., a bonus for 2013 will be paid sometime between January 1, 2014 and March 15, 2014). In lieu of a bonus for 2012, the Employer shall pay Executive a signing bonus of $400,000 (the “Signing Bonus”), of which $200,000 shall be payable as of the Effective Date and the remainder shall be payable in three equal installments on June 30, 2013, June 30, 2014 and June 30, 2015; provided that Executive remains employed by the Employer on each such date.

(c)          Initial Equity Awards. On the Effective Date, the Employer shall grant 250,000 shares of restricted stock (the “Restricted Stock Award”) and 750,000 restricted stock units (the “Restricted Stock Unit Award”) to Executive under the Gramercy Capital Corp. 2012 Inducement Equity Incentive Plan upon the terms summarized on Exhibit A hereto and pursuant to definitive documentation consistent with the Employer’s general practices for documenting such equity awards. In addition, on the Effective Date, Executive shall also be entitled to receive an award pursuant to an outperformance plan (the “Outperformance Plan”) in accordance with definitive documentation which is consistent with the terms summarized on Exhibit B hereto. Each of the Restricted Stock Award, the Restricted Stock Unit Award and the Outperformance Plan award is intended to constitute an employment inducement award pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, and Executive acknowledges that the granting of each of these awards is a material inducement to Executive agreeing to accept employment by the Employer.

(d)          Other Equity Awards. Executive shall be eligible to receive equity awards from the Employer to the extent the Employer maintains an equity award plan or similar program in which senior officers may participate; provided that the actual amount and terms of any such equity awards shall be determined by the Employer in its sole discretion.

(e)          Expenses. Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer. Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

2

(f)          Health and Welfare Benefit Plans. During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan. Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(g)          Vacations. Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers, except that Executive shall be credited with a minimum of 20 vacation days per calendar year, pro-rated for any partial year. The Employer will pay Executive for unused accrued vacation upon termination of his employment.

(h)          Other Benefits. During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer. In addition, the Employer shall maintain term life insurance for the benefit of Executive’s beneficiaries in a face amount equal to $5,000,000; provided, however, that such coverage shall only be required if available to the Employer at reasonable rates; and provided, further, that Executive cooperates as reasonably requested by the Employer in the Employer’s efforts to obtain such insurance. If such insurance is not available at reasonable rates, then the Employer shall provide such coverage on a self-insured basis, with a benefit to Executive’s beneficiaries not to exceed the amount of cash severance that Executive would receive upon a termination by the Employer without Cause (as defined in Section 6(a)(iii) below) under Section 7(a)(i) – (iii).

(i)          Timing of Expense Reimbursement. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement, if any, must be provided by the Employer or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.          Indemnification and Liability Insurance. The Employer agrees to indemnify Executive to the full extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) in which Executive is made a party or threatened to be made a party or is otherwise involved, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director of the Employer or any affiliate thereof for which he may serve in such capacity. The Employer also agrees to secure promptly and maintain officers and directors liability insurance providing coverage for Executive. The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

3

5.            Employer’s Policies. Executive agrees to observe and comply with the reasonable written rules and regulations of the Employer regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer, so long as same are otherwise consistent with this Agreement.

6.            Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Termination by the Employer.

(i)          Death. Executive’s employment hereunder shall terminate upon his death.

(ii)         Disability. If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)        Cause. The Employer may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or any of its affiliates; (D) material fraud with regard to the Employer or any of its affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of the Employer applicable to senior executives unless such a violation is cured within 30 days after written notice of such violation by the Employer; or (F) failure to competently perform his duties which failure is not cured within 30 days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance of the Employer (including without limitation the performance of the stock of the Employer)).

(iv)        Without Cause. Executive’s employment hereunder may be terminated by the Employer at any time without Cause (as defined in Section 6(a)(iii) above), subject only to the severance provisions specifically set forth in Section 7. If the Employer terminates Executive’s employment hereunder as of the end of the Original Term by giving a notice of non-renewal to Executive pursuant to Section 1, such termination shall be deemed to be termination without Cause.

(b)           Termination by Executive.

(i)          Disability. Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)         With Good Reason. Executive’s employment hereunder may be terminated by Executive with Good Reason by written notice to the Employer providing at least ten (10) days notice prior to such termination. For purposes of this Agreement, termination with “Good Reason” shall mean the occurrence of one of the following events within sixty (60) days prior to such termination:

4

(A)         a material change or, if a Change-in-Control has occurred, any change in Executive’s duties, responsibilities, status or positions with the Employer caused by the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as CEO of a publicly traded company (which, so long as Executive is the CEO of the Employer, shall include the appointment of another person as co-CEO of the Employer), except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)         a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within 10 business days after the notice of the failure (specifying the same) has been given by Executive to the Employer;

(C)         a material breach or, if a Change-in-Control has occurred, any breach by the Employer of any provision of this Agreement, which breach has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(D)         the Employer requiring Executive to be based in an office more than 50 miles outside of Manhattan;

(E)         a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(F)         a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all or most senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employee Retirement Income Security Act of 1974); or

(G)         the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 15 hereof, which has not been cured within 30 days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

(iii)        Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement. If Executive terminates his employment hereunder as of the end of the Original Term by giving a notice of non-renewal to the Employer pursuant to Section 1, such termination shall be deemed to be termination without Good Reason.

5

(c)          Definitions. The following terms shall be defined as set forth below.

(i)          A “Change-in-Control” shall be deemed to have occurred if:

(A)         any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Employer, any entity controlling, controlled by or under common control with the Employer, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employer or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Employer representing 25% or more of either (1) the combined voting power of the Employer’s then outstanding securities or (2) the then outstanding common stock (or other similar equity interest, in the case of a company other than a corporation) of the Employer (in either such case other than as a result of an acquisition of securities directly from the Employer); or

(B)         there shall occur any consolidation or merger of the Employer that would result in the voting securities of the Employer outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or

(C)         there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Employer, as applicable, immediately prior to such sale, or (2) the approval by shareholders of the Employer of any plan or proposal for the liquidation or dissolution of the Employer; or

(D)         the members of the Board (the “Directors”) at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Employer’s shareholders was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, a Change-in-Control shall not be deemed to have occurred upon the sale, lease, exchange or other transfer by the Employer or its direct and indirect subsidiaries of (1) all of their collateral management agreements (or their rights thereunder) with respect to the assets owned by the indirect subsidiaries of the Employer that have issued CDO bonds that are outstanding as of the date hereof (the “CDO Entities”), (2) all or substantially all of their interests in (or the underlying assets of) the CDO Entities, and/or (3) all or substantially all of the assets of the Employer and its direct and indirect subsidiaries relating to the CDO Entities or the Employer’s mortgage business generally.

6

(d)          Notice of Termination; Termination Date. Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Except in the case of a written notice of non-renewal pursuant to Section 1, Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination, which date shall not be more than thirty (30) days after the date of the Notice of Termination. The date on which Executive’s employment terminates is referred to herein as the “Termination Date.”

(e)          Resignation Upon Termination. In the event that Executive’s employment with the Employer is terminated, Executive (i) shall, within five business days of receipt of a written request for resignation, resign as a director of the Employer, and shall resign all other positions (including, without limitation, as officer, employee, director and member of any committee) with the Employer and its subsidiaries, and (ii) shall provide such written confirmation thereof as may be reasonably required by the Employer.

7.            Compensation Upon Termination; Change-in-Control.

(a)          Termination By the Employer Without Cause or By Executive With Good Reason. If, during the Employment Period, (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on or before the time required by law (but in no event more than 30 days after the Termination Date), and Executive shall also be entitled to the following payments and benefits, subject to Executive’s execution of a mutual release agreement in form and substance satisfactory to the Employer, whereby, in general, each party releases the other from all claims such party may have against the other (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement, the Outperformance Plan award agreement, and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, the Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release”), and the effectiveness and irrevocability thereof on or within 30 days after the Termination Date:

(i)          Executive shall receive any unpaid installments of the Signing Bonus on the first regular payroll payment date occurring more than 30 days after the Termination Date.

7

(ii)         Executive shall receive an aggregate amount equal to two (2) multiplied by the sum of (A) Executive’s average annual Base Salary in effect during the twenty-four (24) months immediately prior to the Termination Date (the “Prior Salary”), and (B) the highest annual cash bonus paid to Executive during the three fiscal years prior to the Termination Date (including any portion of the annual cash bonus paid in the form of equity awards, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards, but excluding any annual or other equity awards made other than as payment of a cash bonus) or, if the Termination Date occurs prior to the date Executive’s annual performance bonus for 2013 has been determined, the amount of $200,000 (with the applicable amount being referred to herein as the “Prior Bonus”), which amount shall be payable in twenty-four (24) equal monthly installments beginning on the first regular payroll payment date occurring more than 30 days after the Termination Date; provided that if the Executive is terminated by the Employer without Cause by the non-renewal of the Original Term pursuant to Section 1, then the Executive shall instead receive an aggregate amount equal to one times the sum of the Prior Salary and the Prior Bonus, which amount shall be payable in twenty-four (24) equal monthly installments beginning on the first regular payroll payment date occurring more than 30 days after the Termination Date.

(iii)        If the Termination Date is during 2013 or any later year, the Employer shall pay Executive a prorated annual performance bonus (the “Prorated Annual Bonus”) equal to (x) the Prior Bonus multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year (other than 2012), in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365, provided that the Prorated Annual Bonus shall be less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus. Such payment shall be made on the first regular payroll payment date occurring more than 30 days after the Termination Date.

(iv)        If Executive was participating in the Employer's group health plan immediately prior to the Termination Date, then the Employer shall pay to Executive a monthly cash payment for a period of twenty-four (24) months after the Termination Date equal to the amount of monthly employer contribution that the Employer would have made to provide health insurance to Executive if Executive had remained employed by the Employer. Notwithstanding the foregoing, the Employer shall in no event be required to make the payments otherwise required by this Section 7(a)(iv) after such time as Executive becomes entitled to receive health insurance benefits from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

8

(v)         On the date that is 30 days after the Termination Date, (A) all unvested equity awards granted by the Employer (other than the Outperformance Plan award, the Restricted Stock Unit Award and any future equity award that is subject to performance-based vesting requirements other than continued employment) that would have vested had Executive remained as an employee of the Employer through the date that is twenty-four (24) months after the Termination Date will vest; provided that if the Termination Date occurs in connection with or within eighteen (18) months following a Change-in-Control, then all such equity awards shall fully vest, (B) in the event Executive is terminated prior to any Change-in-Control and the Restricted Stock Unit Award has not yet fully vested, a number of unvested restricted stock units subject to such award equal to two-fifths of the total number of restricted stock units initially subject to such award will vest, and (C) in the event Executive is terminated on or after a Change-in-Control, the unvested equity awards granted by the Employer pursuant to the Restricted Stock Unit Award will be treated in the same manner as other equity awards pursuant to clause (A) above after giving effect to the measurement of the performance-based hurdles under the Restricted Stock Unit Award as of the Change-in-Control. Additionally, in the event that any unvested equity awards (or portion thereof) made by the Employer to Executive would, in the absence of this Agreement, terminate or be forfeited as a result of a termination of employment, then such equity awards shall only terminate or be forfeited upon the later of (A) the date upon which it is determined that such equity awards will not vest pursuant to this Section 7(a)(v) or (B) the date otherwise provided for in such equity awards; provided that the period during which a stock option or similar equity award may be exercised shall not be extended beyond the maximum period (assuming Executive continued as an employee of the Employer) provided for in such equity award and no additional vesting shall occur solely as a result of the operation of this sentence. The Outperformance Plan award and any future equity award that is subject to performance-based vesting requirements other than continued employment will be treated in accordance with their terms.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(a), the Employer shall have no further obligations hereunder following such termination.

(b)          Termination By the Employer For Cause or By Executive Without Good Reason. If, during the Employment Period, (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on or before the time required by law (but in no event more than 30 days after the Termination Date), but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards. Other than as may be provided under Section 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)          Termination by Reason of Death. If, during the Employment Period, Executive’s employment terminates due to his death, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)          On or before the time required by law (but in no event more than 30 days after the Termination Date), Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive from the Employer an amount equal to any earned and accrued but unpaid Base Salary.

(ii)         On the first regular payroll payment date after the Termination Date occurs, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive from the Employer an amount equal to (A) any unpaid installments of the Signing Bonus and (B) if the Termination Date is during 2013 or any later year, the Prorated Annual Bonus, less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus.

9

(iii)        On the Termination Date, (A) all unvested equity awards granted by the Employer (other than the Outperformance Plan award, the Restricted Stock Unit Award and any future equity award that is subject to performance-based vesting requirements other than continued employment) that would have vested had Executive remained as an employee of the Employer through the date that is twelve (12) months after the Termination Date will vest, (B) in the event the Termination Date occurs prior to any Change-in-Control and the Restricted Stock Unit Award has not yet fully vested, a number of unvested restricted stock units subject to such award equal to one-fifth of the total number of restricted stock units initially subject to such award will vest, and (C) in the event the Termination Date occurs following a Change-in-Control, the unvested equity awards granted by the Employer pursuant to the Restricted Stock Unit Award will be treated in the same manner as other equity awards pursuant to clause (A) above after giving effect to the measurement of the performance-based hurdles under the Restricted Stock Unit Award as of the Change-in-Control. The Outperformance Plan award and any future equity award that is subject to performance-based vesting requirements other than continued employment will be treated in accordance with their terms.

Notwithstanding the foregoing and any provision to the contrary in the Outperformance Plan or any other equity awards (except to the extent expressly provided otherwise, making specific reference to this Section of this Agreement, in a future equity award), Executive shall only be entitled to receive the vesting credit, payments and other benefits set forth in Sections 7(c)(ii) and (iii) above and any accelerated vesting or other benefits under the Outperformance Plan or any other equity award to the extent that the aggregate value of such vesting credit, payments and other benefits and any other such accelerated vesting or benefits, on the date of Executive’s death, exceeds the amount payable to Executive’s beneficiaries under the life insurance (or self-insurance) provided pursuant to the second and third sentences of Section 3(h) as determined in good faith by the Employer. In the event excess value exists, then the Employer shall have discretion to determine which of the vesting credit, accelerated vesting, payments and other benefits shall be provided to the Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) to provide such excess value. Other than as may be provided under Section 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)          Termination by Reason of Disability. In the event that, during the Employment Period, Executive’s employment terminates due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on or before the time required by law (but in no event more than 30 days after the Termination Date) and Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of the Release and the effectiveness and irrevocability thereof on or within 30 days after the Termination Date:

(i)          Executive shall receive any unpaid installments of the Signing Bonus on the first regular payroll payment date occurring more than 30 days after the Termination Date.

(ii)         Executive shall receive an aggregate amount equal to one times the sum of the Prior Salary plus the Prior Bonus, which amount shall be payable in twenty-four (24) equal monthly installments beginning on the first regular payroll payment date occurring more than 30 days after the Termination Date.

10

(iii)        If the Termination Date is during 2013 or any later year, the Employer shall pay Executive the Prorated Annual Bonus on the first regular payroll payment date occurring more than 30 days after the Termination Date, provided that the Prorated Annual Bonus shall be less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus.

(iv)        On the date that is 30 days after the Termination Date, (A) all unvested equity awards granted by the Employer (other than the Outperformance Plan award, the Restricted Stock Unit Award and any future equity award that is subject to performance-based vesting requirements other than continued employment) that would have vested had Executive remained as an employee of the Employer through the date that is twelve (12) months after the Termination Date will vest, (B) in the event the Termination Date occurs prior to any Change-in-Control and the Restricted Stock Unit Award has not yet fully vested, a number of unvested restricted stock units subject to such award equal to one-fifth of the total number of restricted stock units initially subject to such award will vest, and (C) in the event the Termination Date occurs following a Change-in-Control, the unvested equity awards granted by the Employer pursuant to the Restricted Stock Unit Award will be treated in the same manner as other equity awards pursuant to clause (A) above after giving effect to the measurement of the performance-based hurdles under the Restricted Stock Unit Award as of the Change-in-Control. Additionally, in the event that any unvested equity awards (or portion thereof) made by the Employer to Executive would, in the absence of this Agreement, terminate or be forfeited as a result of a termination of employment, then such equity awards shall only terminate or be forfeited upon the later of (A) the date upon which it is determined that such equity awards will not vest pursuant to this Section 7(d)(iv) or (B) the date otherwise provided for in such equity awards; provided that the period during which a stock option or similar equity award may be exercised shall not be extended beyond the maximum period (assuming Executive continued as an employee of the Employer) provided for in such equity award and no additional vesting shall occur solely as a result of the operation of this sentence. The Outperformance Plan award and any future equity award that is subject to performance-based vesting requirements other than continued employment will be treated in accordance with their terms.

(v)         If Executive was participating in the Employer's group health plan immediately prior to the Termination Date, then the Employer shall pay to Executive a monthly cash payment for a period of twelve (12) months after the Termination Date equal to the amount of monthly employer contribution that the Employer would have made to provide health insurance to Executive if Executive had remained employed by the Employer. Notwithstanding the foregoing, the Employer shall in no event be required to make the payments otherwise required by this Section 7(d)(v) after such time as Executive becomes entitled to receive health insurance benefits from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

Other than as may be provided under Section 4 or as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

11

8.            Confidentiality; Prohibited Activities. Executive and the Employer recognize that due to the nature of Executive’s employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer. Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal business of the Employer as of the date hereof is the acquisition, development, asset management and servicing of commercial real estate property (the business of the Employer as of the date hereof and from time to time hereafter, is referred to as the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope. Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary. In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)           Confidentiality. During the Employment Period and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with the Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)           Prohibited Activities. Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that:

(i)          During the period when Executive is employed by the Employer and for the eighteen (18) month period thereafter (or, if Executive does not commence employment pursuant to this Agreement, during the eighteen (18) month period commencing on the Effective Date), Executive will not, anywhere in the United States, without the prior written consent of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, provided, however, that (A) such eighteen (18) month period shall only be twelve (12) months if Executive’s employment is terminated upon a non-renewal of the Original Term, (B) such eighteen (18) month period shall only be six (6) months if, following a Change-in-Control, Executive’s employment is terminated by the Employer or any successor thereto without Cause or by Executive for Good Reason, and (C) such eighteen (18) month period shall only be six (6) months if Executive’s employment is terminated upon or after the expiration of the Renewal Term; with this subparagraph (i) being subject, however, to Section 8(c) below; and

12

(ii)         Executive will not, without the prior written consent of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), during the period when Executive is employed by the Employer and (A) during the two (2) year period following the termination of Executive’s employment for any reason (including upon or after the expiration of the term of the Agreement) solicit, encourage, or engage in any activity to induce any employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) during the one (1) year period following such termination, engage in any activity intentionally to interfere with, disrupt or damage the relationship of the Employer with any existing borrower, tenant, client or, supplier, or disrupt or damage any other existing business relationship of the Employer. For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate of either) during the six (6) month period prior to Executive’s last day of employment.

(c)          Other Investments/Activities. Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) solely for investment purposes and without participating in the business in which the investments are made, in any entity, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (ii) if (A) except with the prior written consent of the Employer, Executive has less than a 10% interest in the investment in question, (B) except with the prior written consent of the Employer, Executive does not have the role of a general partner or managing member, or any similar role, (C) the investment is not an appropriate investment opportunity for the Employer, and (D) the investment activity is not directly competitive with the businesses of the Employer.

(d)          Employer Property. Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (the “Employer Property”). During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement. When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of the Employer Property in his possession or control and shall not retain any originals or copies in any form, except that Executive may retain a copy of his Rolodex or other similar contact list. The Employer Property excludes any personal property of Executive.

13

(e)          No Disparagement. For one (1) year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its affiliates or subsidiaries; (ii) any product or service provided by the Employer its affiliates or subsidiaries; or (iii) the Employer’s and its affiliates’ or subsidiaries’ prospects for the future. For one (1) year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive. Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)          Remedies. Executive declares that the foregoing limitations in Sections 8(a) through 8(e) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages. Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement. Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)          Transition. Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than 30 days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)          Cooperation with Respect to Litigation. During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)          Survival. The provisions of this Section 8 and any other provisions relating to the enforcement thereof shall survive (i) the termination or expiration of this Agreement, and (ii) termination of Executive’s employment.

14

9.            Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.          Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)           if to Executive:

Gordon DuGan, at the address shown on the execution page hereof.

and:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue

New York, New York 10176

Attn: Jonathan Ain

(b)          if to the Employer:

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York 10170

Attn: Corporate Secretary

and:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Daniel Adams

or such other address as either party may from time to time specify by written notice to the other party hereto.

15

12.          Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

13.          Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.          Withholding. The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

16.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

18.          Choice of Venue. Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.          Limitation of Severance Payments

(a)          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)          If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

16

(ii)         If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)          For the purposes of this Section 19, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)          The determination as to which of the alternative provisions of Section 19(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Employer or Executive. For purposes of determining which of the alternative provisions of Section 19(a) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employer and Executive.

20.          Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of Code, the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at a simple annual rate equal to 5% per annum, from the date such payment would have been made if not for the operation of this Section until the payment is actually made.

(b)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

17

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.          Other Existing Agreements. Other than that certain Employment Agreement dated June 8, 2011, between Executive and Fixed Income Discount Advisory Company, which Executive has disclosed to the Employer, Executive represents to the Employer that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

22.          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

23.          Paragraph Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

[Remainder of page intentionally left blank]

18

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on this 7th day of June, 2012.

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer and
Treasurer

EXECUTIVE:

/s/ Gordon DuGan
Gordon DuGan

[Signature Page to Employment and Noncompetition Agreement]

EXHIBIT A

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

Definitions

As used in this Exhibit A:

“Committee” means the Compensation Committee of the Employer’s Board of Directors.

“Common Stock” means the Employer’s Common Stock, par value $.001 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Values of one share of the Common Stock for the thirty (30) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided that appropriate adjustment will be made if any of such trading days is the ex-dividend date for a dividend or other distribution on the Common Stock and provided, further, that if such date is the date upon which a Transactional Change-in-Control occurs, the Common Stock Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change-in-Control for one share of Common Stock.

“Fair Market Value” per share of Common Stock as of a particular date means (i) if shares of Common Stock are then listed on a national stock exchange, the closing sales price per share on the exchange for such date, as determined by the Committee, (ii) if shares of Common Stock are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for such date, as determined by the Committee, or (iii) if shares of Common Stock are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares of Common Stock have not been traded for 10 trading days.

“Measurement Stock Price” means, as of a particular date, the highest Common Stock Price where each of the days included in the 30-day period used to calculate such Common Stock Price is within the period of one hundred and twenty (120) days immediately preceding such date; provided, however, that if such date is the date upon which a Transactional Change-in-Control occurs, the Measurement Stock Price shall be equal to the Common Stock Price on such date.

“Transactional Change-in-Control” means (a) a Change-in-Control described in clause (a) of the definition thereof where the “person” or “group” makes a tender offer for Common Stock, or (b) a Change-in-Control described in clauses (b) or (c)(1) of the definition thereof.

Restricted Stock Awards (Time-Based Vesting)

1.	Plan: Gramercy Capital Corp. 2012 Inducement Equity Incentive Plan (the “Plan”)

2.	Grant Date: July 1, 2012

3.	Total Number of Shares: 250,000

4.	Dividends: Dividends shall be paid to Executive in cash at each dividend payment date.

5.	Vesting: Subject to acceleration as set forth in the Agreement, the shares shall vest, if and as employment continues, at the times (each, a “Vesting Date”) and in the amounts set forth below:

Vesting Date	Number of Shares
June 30, 2013	50,000
June 30, 2014	50,000
June 30, 2015	50,000
June 30, 2016	50,000
June 30, 2017	50,000

Restricted Stock Units (Performance-Based Vesting)

1.	Plan: The Plan

2.	Grant Date: July 1, 2012

3.	Total Number of Units: 750,000

4.	Dividends: Dividend equivalents will accrue on the restricted stock units from the grant date and be paid, with respect to each dividend equivalent, if and when it vests.

5.	Settlement: Restricted stock units will be settled upon vesting.

6.	Form of Payment of Units: Shares of Common Stock

7.	Vesting: Subject to acceleration as set forth in the Agreement, the following is the vesting schedule and stock price targets (the “Stock Price Targets”) for the restricted stock units:

Vesting Date	Number of Units	Stock Price Target
June 30, 2013	150,000	$3.00
June 30, 2014	150,000	$3.50
June 30, 2015	150,000	$4.00
June 30, 2016	150,000	$4.50
June 30, 2017	150,000	$5.00

The Stock Price Targets will be reduced by the per share amount of all dividends declared between July 1, 2012 and the Vesting Date.

As of each Vesting Date, the number of restricted stock units set forth beside such Vesting Date shall vest if (i) Executive remains continuously employed through such date and (ii) either of the following performance hurdles is achieved: (A) the Employer achieves funds from operations (“FFO”) per diluted share for the most recent prior fiscal year at an amount to be agreed upon by Executive and the Employer, and with such adjustments to FFO as are agreed upon by Executive and the Employer, within 30 days of the Grant Date, or (B) the Employer’s Measurement Stock Price equals or exceeds the Stock Price Target for such Vesting Date. If the performance hurdles are not met as of any Vesting Date, the units scheduled to vest on such date will vest as of any future Vesting Date if (i) Executive remains continuously employed through such date and (ii) either of the following performance hurdles is achieved: (A) the FFO per diluted share hurdles have been met on a cumulative basis from 2012 through the most recent fiscal year prior to such future vesting date or (B) the Employer’s Measurement Stock Price equals or exceeds the Stock Price Target for such Vesting Date.

In the event of a Change-in-Control, the performance hurdles shall be deemed to be achieved with respect to a number of restricted stock units equal to (i) the greater of (A) a number of restricted stock units equal to the Change-in-Control Amount listed below based on the attainment of the corresponding Measurement Stock Price as of the date of the Change-in-Control, and (B) if the FFO hurdles have been met on a cumulative basis through the most recent quarter prior to the consummation of the Change-in-Control, then a number of restricted stock units equal to 750,000 multiplied by a fraction, the numerator of which is the number of fiscal quarters that have elapsed from the Grant Date to and including the most recently completed fiscal quarter, and the denominator of which is 20, less (ii) the number of restricted stock units that have vested prior to the Change-in-Control. All unvested restricted stock units with respect to which performance hurdles are not deemed to be achieved as of the Change-in-Control will be forfeited as of such date. Following a Change-in-Control, performance hurdles will cease to apply to restricted stock units with respect to which performance hurdles are deemed to be achieved, and such restricted stock units will vest in equal installments on each of the remaining Vesting Dates subject to continued employment through each of such Vesting Dates. Following a Change-in-Control, remaining restricted stock units are treated solely as time-based equity awards for the purpose of potential acceleration in connection with termination of Executive.

Change-in-Control Amount	Measurement Stock Price
0	$0.00 - $2.99
150,000	$3.00 - $3.49
300,000	$3.50 - $3.99
450,000	$4.00 - $4.49
600,000	$4.50 - $4.99
750,000	$5.00 +

EXHIBIT B

OUTPERFORMANCE PLAN AWARD

Executive shall be entitled to receive an award under the Outperformance Plan pursuant to which Executive may earn up to $10,000,000 of LTIP Units in GKK Capital LP. The terms of the Outperformance Plan shall be substantially as set forth in the form of award agreement attached hereto as Exhibit C.

EXHIBIT C

OUTPERFORMANCE PLAN AWARD AGREEMENT